Exhibit 3.2
CERTIFICATE OF ELIMINATION
OF
SERIES B $3.625 CUMULATIVE CONVERTIBLE PREFERRED STOCK
OF
AK STEEL HOLDING CORPORATION

(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

    AK STEEL HOLDING CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”),

    DOES HEREBY CERTIFY:

    FIRST: That the Board of Directors of the Company, at a meeting duly held on May 4, 2011, pursuant to notice, at which a quorum was present and acting throughout, duly adopted the following resolutions:

FURTHER RESOLVED, that no shares of the Series B $3.625 Cumulative Convertible Preferred Stock are outstanding and that no shares of the Series B $3.625 Cumulative Convertible Preferred Stock will be issued subject to the Certificate of Designations filed with the Secretary of State of the State of Delaware on September 30, 1999 with respect to the Series B $3.625 Cumulative Convertible Preferred Stock;

FURTHER RESOLVED, that pursuant to the authority conferred on the Board of Directors by the provisions of Section 151(g) of the Delaware General Corporation Law, the Board hereby eliminates the Series B $3.625 Cumulative Convertible Preferred Stock;

FURTHER RESOLVED, that any of the President and Chief Executive Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Secretary and any Assistant Secretary, any one of whom may act without the joinder of any of the others, be, and each of them hereby is, authorized to prepare, execute and file, or cause to be prepared, executed  and filed, with the Secretary of State of the State of Delaware, a certificate of elimination pursuant to Section 151(g) of the Delaware General Corporation Law setting forth these resolutions in order to eliminate from the Company’s Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series B $3.625 Cumulative Convertible Preferred Stock;

    SECOND:  Pursuant to Section 151(g) of the Delaware General Corporation Law, upon the effective date of the filing of this Certificate of Elimination, there shall be eliminated from the Company’s Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designations with respect to the Series B $3.625 Cumulative Convertible Preferred Stock.

    IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on May 4, 2011.

AK STEEL HOLDING CORPORATION

By:	/s/ David C. Horn
David C. Horn Executive Vice President, Secretary and General Counsel